Exhibit 10.26

EXECUTION VERSION

INTERNALIZATION AGREEMENT

This INTERNALIZATION AGREEMENT (this “Agreement”), dated as of June 25, 2025, is entered into by and among: (i) REALSOURCE PROPERTIES, INC., a Maryland corporation (“RS”); (ii) REALSOURCE PROPERTIES OP, LP, a Delaware limited partnership (“RSOP” and together with RS, the “RS Parties”); (iii) REALSOURCE PROPERTIES ADVISOR, LLC, a Delaware limited liability company (“RS Advisor”); (iv) RS PROPERTIES MANAGEMENT, LLC, a Delaware limited liability company (“RS Property Manager”); (v) REALSOURCE MANAGEMENT LLC, a Utah limited liability company (“RSM” and together with RS Advisor and RS Property Manager, the “Contributed Entities”); (vi) REALSOURCE ADVISOR HOLDINGS, LLC, a Delaware limited liability company (“RS Advisor Holdings”); (vii) RSP MANAGEMENT HOLDINGS, LLC, a Delaware limited liability company (“RSPM Holdings”); (viii) MICHELLE M. HANKS, AS TRUSTEE OF THE LAKE LOUISE TRUST, DATED APRIL 14, 2021 (the “Lake Louise Trust”); (ix) MARK HANKS, an individual (“M. Hanks” and together with RS Advisor Holdings, RSPM Holdings, and Lake Louise Trust, the “Contributors” and each a “Contributor”); and (x) KELLY RANDALL, an individual (“Randall”) and M. Hanks, each as a Contributor Representative, solely with respect to Section 7.6, Section 9.1(b) and Section 9.1(d). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, RS Advisor Holdings is the record and beneficial owner of 100% of the equity interests in RS Advisor (the “RS Advisor Equity Interests”);

WHEREAS, RSPM Holdings is the record and beneficial owner of 100% of the equity interests in RS Property Manager (the “RS Property Manager Interests”);

WHEREAS, Lake Louise Trust is the record and beneficial owner of 60% of the equity interests in RSM and M. Hanks is the record and beneficial owner of 40% of the equity interests in RSM (collectively, the “RSM Equity Interests”);

WHEREAS, the Contributed Entities currently provide the services that are required to manage and operate the Business of the RS Parties and their Subsidiaries in exchange for certain fees that the Contributed Entities are entitled to receive from the RS Parties and their Subsidiaries pursuant to the terms of the Advisory Agreement, including, but not limited to, asset management fees, acquisition fees, property management fees, financing fees, construction management fees, development fees and disposition fees (collectively, the “Management Fees”);

WHEREAS, the RS Parties desire to internalize its management through, among other things, the acquisition by RSOP of (i) all of the outstanding RS Advisor Equity Interests, (ii) all of the outstanding RS Property Manager Interests and (iii) all of the outstanding RSM Equity Interests (collectively, the “Contributed Equity Interests”);

WHEREAS, the Contributors desire to contribute and assign, and RSOP desires to accept, all of the Contributed Equity Interests on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the RS Parties are entering into that certain Agreement and Plan of Merger, dated June 25, 2025 (as amended, restated or supplemented from time to time in accordance with its terms, the “Merger

Agreement”), with Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of CCI (“Cottonwood Merger Sub”), and Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP” and together with CCI and Cottonwood Merger Sub, the “Cottonwood Parties”), pursuant to which the parties to the Merger Agreement intend to effect a business combination in which RS will be merged with and into Cottonwood Merger Sub, with Cottonwood Merger Sub surviving such merger, and RSOP will be merged with and into CROP, with CROP surviving such merger (collectively, the “Merger”);

WHEREAS, the consummation of the transactions contemplated by this Agreement is a condition to the closing of the Merger; and

WHEREAS, the disinterested members of the RS Board of Directors (the “RS Board”) have unanimously determined that it is in the best interests of the RS Parties and their respective stockholders and partners to internalize management and operations of the RS Parties and to enter into this Agreement and to consummate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1.

DEFINED TERMS

Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Exhibit A attached hereto and incorporated by reference herein.

ARTICLE 2.

CONTRIBUTION

Section 2.1 Contribution. Upon and subject to all of the terms and conditions of this Agreement and in exchange for the Consideration (as defined in Section 2.2 below), at the closing of the transactions contemplated hereby (the “Closing”), each Contributor shall contribute, assign, sell, grant, transfer and convey (collectively, the “Contributions” and with respect to each Contributor, its “Contribution”) to RSOP all of such Contributor’s right title and interest in the Contributed Equity Interests of its Contributed Entity free and clear of all Liens, and RSOP shall accept such Contribution upon and subject to all of the terms and conditions of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2 Consideration.

(a)  In exchange for the Contributed Equity Interests, at the Closing, RS shall cause RSOP to issue to the Contributors a number of common units of limited partnership interest in RSOP (“OP Units”) equal to 2,142,135.1721 (the “OP Unit Consideration”); provided that, if between the date hereof and the Closing, the OP Units are changed into a different number or a different class of units as a result of a reclassification, recapitalization, unit split or combination, exchange or readjustment or distribution or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the OP Unit Consideration.

(b)  The OP Unit Consideration shall be allocated among the Contributors as specified in Exhibit B attached hereto. The Contributors may distribute the OP Units to their respective partners, members, stockholders or employees, provided that any such distribution complies in all material respects with the CROP limited partnership agreement and Applicable Law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), and applicable rules and regulations thereunder.

Section 2.3 Intended Tax Treatment. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” “purchase” and “pay,” and the treatment of the transaction contemplated hereby for purposes of GAAP, the Parties hereto acknowledge and agree that it is their intent that (i) the Contributions of the RS Advisor Equity Interests and the RS Property Manager Interests shall be treated for U.S. federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), as the contribution by each Contributor of the assets of RS Advisor and RS Property Manager to RSOP in exchange for Common Units, and not as a transaction in which such Contributor is acting other than in its capacity as a prospective limited partner in RSOP and (ii) the contributions of the RSM Equity Interests shall be treated for U.S. federal income tax purposes as an “assets-over form” merger of RSM and RSOP pursuant to Treasury Regulations Section 1.708-1(c)(3)(i), with RSOP treated as the “resulting partnership” (within the meaning of Code Section 708 and the Treasury Regulations thereunder) and RSM treated as terminated for U.S. federal income tax purposes. None of the Parties shall take any position on any Tax Return that is inconsistent with the foregoing treatment except as required by Applicable Law.

ARTICLE 3.

TERMINATION OF ADVISORY AGREEMENT

Section 3.1 Termination of Advisory Agreement with RS Advisor.

(a)  Termination at Closing. Effective as of the Closing, the Advisory Agreement is hereby terminated, except that Section 15 (Limitation of Liability), Section 16 (Indemnification by the Company), Section 22.1 (Notices) and Section 22.4 (Governing Law; Venue) of the Advisory Agreement shall survive indefinitely.

(b)  Accrued Compensation and Unreimbursed Expenses. Prior to the Closing (but not earlier than two (2) Business Days prior to Closing) and subject to the prior approval of the CCI Parties (which approval shall not be unreasonably withheld, delayed or conditioned), RS Advisor shall deliver a statement to RS documenting: (i) all fees accrued and payable to RS Advisor and its Affiliates pursuant to Section 6 or Section 7 of the Advisory Agreement through the effective date of termination of the Advisory Agreement (the “Advisory Agreement Termination Date”) but not yet paid; and (ii) all expenses that are reimbursable to RS Advisor pursuant to Section 8 of the Advisory Agreement but not yet reimbursed by RS through the

Advisory Agreement Termination Date. At the Closing, all such accrued and payable but unpaid fees and all such reimbursable but unreimbursed expenses shall be paid by wire transfer of immediately available funds to the account(s) specified by RS Advisor at least two (2) Business Days prior to the Closing. After the Advisory Agreement Termination Date, RS Advisor and its Affiliates shall not be entitled to compensation for further services under the Advisory Agreement.

(c)  Waiver of Special Limited Partner Interest Put Right. In connection with the termination of the Advisory Agreement at, and subject to, the Closing, RS Advisor hereby waives its right to sell the Special Limited Partner Interest to RSOP pursuant to Section 10.7.3 of the RSOP Partnership Agreement (the “Special Limited Partner Interest Put Right”), and at, and subject to, the Closing, RS Advisor hereby releases all claims thereto. The waiver by RS Advisor of the Special Limited Partner Interest Put Right pursuant to this Section 3.1(c) shall be irrevocable except to the extent set forth in Section 9.2 of this Agreement.

(d)  Additional Obligations of RS Advisor or its Affiliates Upon Termination of Advisory Agreement. At the Closing, in addition to the obligations of RS Advisor that shall survive the termination of the Advisory Agreement, RS Advisor or its Affiliates shall: (i) pay over to RS (or its successor) all money collected and held for the account of RS and its Subsidiaries pursuant to the Advisory Agreement, after deducting any accrued but unpaid compensation and reimbursement for expenses to which RS Advisor (or its designee) or any Affiliate of RS Advisor is then entitled pursuant to the Advisory Agreement; (ii) deliver to RS (or its successor) a full accounting, including a statement showing all payments collected by RS Advisor and a statement of all money held by RS Advisor on behalf of RS and its Subsidiaries, covering the period following the date of the last accounting furnished by RS Advisor to RS pursuant to the Advisory Agreement; (iii) deliver to RS (or its successor) all assets, including the property, books, records and documents of RS and its Subsidiaries in the custody of RS Advisor or any of its Affiliates; and (iv) cooperate with RS (or its successor) to provide an orderly management transition.

(e)  Waiver of Right to Payment of Disposition Fee to RS Advisor. At and subject to the Closing, RS Advisor hereby waives its right to receive the Disposition Fee (as defined in the Advisory Agreement) in connection with the closing of the Merger.

ARTICLE 4.

RSM EMPLOYMENT-RELATED MATTERS

Section 4.1 RSM Severance and Release Agreements. Prior to or at Closing and subject to the prior approval of the CCI Parties (which approval shall not be unreasonably withheld, conditioned or delayed), RSM shall have entered into customary severance and release agreements with certain RSM employees that will be identified and disclosed to the CCI Parties at or prior to the Closing.

Section 4.2 RSM Retention Agreements. Prior to or at Closing and subject to the prior approval of the CCI Parties (which approval shall not be unreasonably withheld, conditioned or delayed), RSM shall have entered into customary retention agreements with certain RSM employees that will be identified and disclosed to the CCI Parties at or prior to the Closing.

Section 4.3 Funding of Severance and Retention Payments. RSM will satisfy all of its obligations under the agreements described in Section 4.1 and Section 4.2 either at or prior to Closing or cause a sufficient amount of cash to be retained by RSM as of Closing to cover all such remaining obligations.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND THE CONTRIBUTED ENTITIES

Except as set forth in a correspondingly labeled section of the disclosure letter delivered by the Contributors to the RS Parties prior to the execution and delivery of this Agreement (the “Contributor/Contributed Entity Disclosure Letter”), it being agreed that any matter disclosed in any section or subsection of the Contributor/Contributed Entity Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, as applicable, each Contributor hereby, severally and not jointly, represents and warrants, solely as to itself and each Contributed Entity hereby, severally and not jointly, represents and warrants, solely as to itself, to the RS Parties as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a)  Each Contributor that is an entity is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, as the case may be.

(b)  Each Contributed Entity is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Contributed Entity is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(c)  Section 5.1(c) of the Contributor/Contributed Entity Disclosure Letter sets forth a true and complete list of the Contributed Entities and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Contributed Entities are qualified or licensed to do business.

(d)  Except as set forth in Section 5.1(d) of the Contributor/Contributed Entity Disclosure Letter, no Contributed Entity directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

(e)  The Contributors have made available to the RS Parties and the CCI Parties complete and correct copies of the Contributed Entities’ Organizational Documents, which are in full force and effect. Each of the Contributed Entities is in compliance with the terms of its applicable Organizational Documents in all material respects.

Section 5.2 Authority.

(a)  Each Contributor that is an individual has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including its Contribution. Each Contributor that is an entity (i) has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including its Contribution, and (ii) the execution and delivery of this Agreement by such Contributor and the consummation by such Contributor of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership actions, as applicable, and no other proceedings on the part of such Contributor is necessary to authorize this Agreement or its Contribution or to consummate the other transactions contemplated by this Agreement.

(b)  This Agreement has been duly executed and delivered by the Contributors and the Contributed Entities and, assuming due authorization, execution and delivery by the RS Parties, constitutes a legally valid and binding obligation of the Contributors and the Contributed Entities, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Contributors and the Contributed Entities do not, and the performance of this Agreement and their respective obligations hereunder will not, (i) conflict with or violate any provision of the Contributors’ or the Contributed Entities’ Organizational Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Applicable Law applicable to any Contributor or any Contributed Entity or by which any property or asset of any Contributor or any Contributed Entity is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the Contributor/Contributed Entity Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of any Contributor or any Contributed Entity, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults, Liens, remedies or rights which, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of the Contributors and the Contributed Entities do not, and the performance of this Agreement by each of the

Contributors and the Contributed Entities will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) such filings and approvals as may be required by any Securities Laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

Section 5.4 Capital Structure.

(a)  Section 5.4(a) of the Contributor/Contributed Entity Disclosure Letter sets forth the outstanding equity interests of each of the Contributed Entities and the percentage of interest held, directly or indirectly, by each Contributor in each Contributed Entity. All of the outstanding equity interests of each of the Contributed Entities are duly authorized and validly issued, and the holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.

(b)  All equity interests in each of the Contributed Entities which may be issued upon exercise of outstanding options or exchange rights, if any, are duly authorized and, upon issuance, will be validly issued, and the holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All of the equity interests of each of the Contributed Entities that are owned, directly or indirectly, by a Contributor are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c)  There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of any Contributor or any Contributed Entity issued and outstanding (“Contributor/Contributed Entity Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which any Contributor or any Contributed Entity is a party or by which any of them is bound obligating any Contributor or any Contributed Entity to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any Contributor or any Contributed Entity or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such equity interests or Contributor/Contributed Entity Voting Debt.

(d)  Neither any Contributor nor any Contributed Entity is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any equity interests of any Contributor or any Contributed Entity. Neither any Contributor nor any Contributed Entity has granted any registration rights on any of its equity interests. No equity interests of any Contributor are owned by any Contributed Entity.

(e)  All distributions on equity interests of any Contributed Entity and any material distributions on any other securities of any Contributed Entity which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such distributions have been declared and are not yet due and payable).

(f)  All of the outstanding equity interests and other securities of the Contributed Entities were issued in compliance with applicable Securities Laws.

Section 5.5 Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)  Neither any Contributor nor any Contributed Entity is subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)  The unaudited financial statements of each Contributed Entity provided to the RS Parties, including the related notes and schedules thereto, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of such Contributed Entity in all material respects, (ii) have been prepared on a consistent basis during the periods involved and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the financial position of such Contributed Entity, taken as a whole, as of their respective dates, and the statements of operations of such Contributed Entity for the periods presented therein.

(c)  None of the Contributed Entities is a party to, and neither any Contributor nor any Contributed Entity has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among any Contributed Entity, on the one hand, and any unconsolidated Affiliate of any Contributor or any Contributed Entity, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any Contributor, any Contributed Entity or such Contributor’s or such Contributed Entities’ financial statements.

(d)  No Contributed Entity is required to be registered as an investment company under the Investment Company Act.

(e)  The Contributed Entities (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither any Contributed Entity nor, to the Knowledge of the Contributors, any director, officer or other Representative of any Contributed Entity has (i) used any corporate or company funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. No Contributed Entity has received any written communication that alleges that any Contributed Entity, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. From December 31, 2024 through the date of this Agreement, (a) each Contributed Entity has conducted its respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 5.6(b) of the Contributor/Contributed Entity Disclosure Letter, no Contributed Entity has taken any action that would have been prohibited by Section 7.1(a)(i)-(xxvi) (Conduct of Business of Pending Closing) if taken from and after the date of this Agreement and (c) there has not been any Effect that, individually or in the aggregate with all other Effects, would reasonably be expected to have a Contributed Entity Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the most recent balance sheet of each Contributed Entity provided to the RS Parties, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet of each Contributed Entity provided to the RS Parties, no Contributed Entity has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate, would reasonably be expected to have, a Contributed Entity Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a)  Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, each Contributed Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for each Contributed Entity to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “Contributed Entity Permits”), and all such Contributed Entity Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Contributed Entity Permits, individually, or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect. Each Contributed Entity has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect. No event has occurred with respect to any of the

Contributed Entity Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Contributed Entity Permits. None of the Contributed Entities have received any notice indicating, nor to the Knowledge of the Contributors, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Contributed Entities or the Contributed Entity Properties that impairs the validity of any Contributed Entity Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Contributed Entity Permit, except where the impairment or revocation of any such Contributed Entity Permits, individually, or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)  Since January 1, 2023, no Contributed Entity has been in conflict with, or in default or violation of, any Applicable Law applicable to any Contributed Entity or by which any property or asset of any Contributed Entity is bound (except for compliance with Applicable Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

Section 5.9 Litigation. There is no material Action pending or, to the Knowledge of the Contributors, overtly threatened (i) against (A) a Contributed Entity, (B) any current or former director, officer, employee or agent of a Contributed Entity with respect to which a Contributed Entity has any obligation to indemnify or advance expenses or (C) any Affiliate of a Contributed Entity relating to a Contributed Entity or (ii) against or involving any Affiliate of a Contributed Entity that would reasonably be expected to result in Liability to a Contributed Entity or materially impair the ability of the Contributors to consummate the transactions contemplated by this Agreement, and, in the case of each of clause (i) and clause (ii), to the Knowledge of the Contributors, there is no basis for any such Action. No Contributed Entity has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct its business. No Order has been issued in any proceeding to which a Contributed Entity is or was a party, or, to the Knowledge of a Contributor, in any other proceeding, that enjoins or requires a Contributed Entity to take action of any kind with respect to its businesses, assets or properties. There are no material outstanding Orders, unsatisfied judgments, penalties, or awards against or affecting a Contributed Entity, its respective properties, assets, or operations, or against or affecting any Affiliate of a Contributed Entity relating to a Contributed Entity. Since December 31, 2023, no Contributed Entity has received or made any settlement offer for any Action to which a Contributed Entity is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.

Section 5.10 Properties.

(a)  Except as set forth in Section 5.10(a) of the Contributor/Contributed Entity Disclosure Letter, the Contributed Entity Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, (i) no Contributed Entity has received written notice of any uncured violation of any Applicable Law affecting any portion of any of the Contributed Entity Properties issued by any Governmental Authority and (ii) no Contributed Entity has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of the Contributors, threatened with respect to any of the Contributed Entity Properties or (B) zoning, building or similar Applicable Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Contributed Entity Properties or by the continued maintenance, operation or use of the parking areas associated with the Contributed Entity Properties.

(b)  No Contributed Entity has received written notice of, nor to the Knowledge of the Contributors are there, any latent defects or adverse physical conditions affecting any of the Contributed Entity Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(c)  The Contributed Entities have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to the Contributed Entities, taken as a whole. Except as would not reasonably be expected to be material to the Contributed Entities, taken as a whole, none of the Contributed Entities’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)  A policy of title insurance has been issued for each Contributed Entity Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by the applicable Contributed Entity with respect to the Contributed Entity Properties that are not subject to ground leases and (B) valid leasehold estate held by the applicable Contributed Entity that are subject to ground leases and (ii) to the Knowledge of the Contributors, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of the Contributors, is threatened, in each case relating to any of the Contributed Entities, any of their respective properties or, to the extent applicable, any properties managed by any of them for the RS Parties and their Subsidiaries or any third party, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Contributed Entities are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Contributed Entities is in possession of all Environmental Permits necessary for each Contributed Entity to own, lease and, to the extent applicable, operate or manage its properties or any properties owned by the RS Parties and their Subsidiaries or any third party or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by each Contributed Entity since January 1, 2023, were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) the Contributed Entities are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of any of the Contributed Entities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a)  Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(a) of the Contributor/Contributed Entity Disclosure Letter sets forth a correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which any Contributed Entity is a party or by which it is bound or to which any Contributed Entity Property or other material asset is subject, that:

(i)  obligates any Contributed Entity to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within 90 days without material penalty to any Contributed Entity;

(ii)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of RS or any Contributed Entity, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by any Contributed Entity or the geographic area in which any Contributed Entity may conduct business;

(iii)  obligates any Contributed Entity to indemnify any past or present directors, officers, or employees of any Contributed Entity, other than the Contributed Entities’ Organizational Documents or any equivalent organizational or governing documents of any other Contributed Entity;

(iv)  constitutes (A) an Indebtedness obligation of any Contributed Entity with a principal amount greater than $200,000 or (B) a Contract under which (1) any Person (including a Contributed Entity) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Contributed Entity or (2) any Contributed Entity has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than any Contributed Entity);

(v)  provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any Contributed Entity Property or any portion thereof) or (B) any other asset of any Contributed Entity or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $200,000;

(vi)  constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)  constitutes a loan to any Person (other than a wholly owned subsidiary of any Contributor) by any Contributed Entity;

(viii)  sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of any Contributed Entity with a third party;

(ix)  prohibits the pledging of the equity interests of any Contributed Entity or prohibits the issuance of guarantees by any Contributed Entity;

(x)  contains covenants limiting the ability of any Contributed Entity to sell, transfer, pledge or otherwise, dispose of any material assets or business of any Contributed Entity;

(xi)  contains restrictions on the ability of any Contributed Entity to pay dividends or other distributions, other than the Contributed Entities’ Organizational Documents or any equivalent organizational or governing documents of any other Contributed Entity;

(xii)  has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments by any Contributed Entity, individually or in the aggregate, in excess of $50,000;

(xiii)  provides for the management or operation of any of the Contributed Entity Properties by any third party;

(xiv)  is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the Contributed Entity Properties or that otherwise gives rights with regard to the use of the Contributed Entity Properties pursuant to which any Contributed Entity expects to receive annualized rental income per year in excess of $200,000;

(xv)  is a ground lease under which a Contributed Entity holds a leasehold interest in the Contributed Entity Properties or any portion thereof;

(xvi)  provides a right of first refusal or right of first offer;

(xvii)  is with a Governmental Authority (such Contracts described in this Section 5.12(a), “Contributed Entity Material Contracts”);

(xviii)  that provides for a payment or benefit or an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement or otherwise in connection with the Merger; or

(xix)  is (A) an employment agreement or offer letter with any employee of any Contributed Entity with annual base salary or wages of $75,000 or more; (B) a collective bargaining agreement; (C) with a temporary employment agency, staffing agency, leasing agency, or labor contractor; or (D) with a professional employer organization.

(b)  Each Contributed Entity Material Contract is legal, valid, binding on and enforceable against the Contributed Entity that is a party thereto and, to the Knowledge of the

Contributors, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, each Contributed Entity has performed all obligations required to be performed by it under each Contributed Entity Material Contract and, to the Knowledge of the Contributors, each other party thereto has performed all obligations required to be performed by it under such Contributed Entity Material Contract. No Contributed Entity or, to the Knowledge of the Contributors, any other party thereto, is in breach or violation of, or default under, any Contributed Entity Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Contributed Entity Material Contract, except, in each case, where such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect. No Contributed Entity has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Contributed Entity Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(c)  Since December 31, 2023, through the date hereof, (i) no Contributed Entity has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Contributed Entity Material Contract and (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any Contributed Entity Material Contract.

(d)  No Contributed Entity owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.

Section 5.13 Taxes.

(a)  Each Contributed Entity has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. Each Contributed Entity has duly paid (or there has been paid on their behalf), all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)  (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of any Contributed Entity; (ii) no deficiency for any material Taxes of any Contributed Entity has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) no Contributed Entity has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Contributed Entity is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) no Contributed Entity has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c)  Each Contributed Entity that is a partnership, joint venture or limited liability company has been, since inception, treated for United States federal income tax purposes as a partnership, or a disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Contributed Entity is a corporation for United States federal income tax purposes.

(d)  The Contributed Entities have complied, in all material respects, with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Applicable Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all Applicable Laws.

(e)  There are no Tax Liens upon any property or assets of any Contributed Entity except Permitted Liens.

(f)  There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Contributed Entities) with respect to or involving any Contributed Entity, and after the Closing Date no Contributed Entity shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g)  No Contributed Entity has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and no Contributed Entity is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(h)  No Contributed Entity (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Contributed Entity) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(i)  No Contributed Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)  No written power of attorney that has been granted by any Contributed Entity (other than to a Contributor or a Contributed Entity) currently is in force with respect to any matter relating to material Taxes.

(k)  No Contributor own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(l)  All persons treated as owners of the Contributed Entities for U.S. federal income tax purposes are “United States persons” within the meaning of Section 7701(a)(30) of the Code.

(m)  If and to the extent requested by the RS Parties or the CCI Parties, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by each Contributed Entity with respect to the taxable years ending on or after December 31, 2023, have been made available to the RS Parties or CCI Parties, as applicable. No written claim has been proposed by any Governmental Authority in any jurisdiction where any Contributed Entity do not file Tax Returns that any Contributed Entity is or may be subject to Tax by such jurisdiction.

Section 5.14 Intellectual Property. No Contributed Entity: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by any Contributed Entity of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect, to the Knowledge of the Contributors (i) no Intellectual Property used by any Contributed Entity infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of any Contributed Entity, and (iii) the Contributed Entities own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Contributed Entities as it is currently conducted. Since January 1, 2023, no Contributed Entity has received any written or, to the Knowledge of the Contributors, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. Section 5.15 of the Contributor/Contributed Entity Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of the Contributed Entities, the general type of insurance, insurer, policy number and aggregate limit (the “Contributed Entity Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by any Contributed Entity with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to the Contributed Entities, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any Contributed Entity Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all Contributed Entity Insurance Policies have been paid, and (c) the Contributed Entities have otherwise complied in all material respects with the terms and conditions of all Contributed Entities Insurance Policies.

Section 5.16 Benefit Plans; Employment Matters.

(a)  Section 5.16(a)(i) of the Contributor/Contributed Entity Disclosure Letter contains a complete and accurate list of each Benefit Plan maintained, sponsored, contributed to or required to be contributed to by the Contributed Entities, or with respect to which any Contributed Entity may have any liability (the “Contributed Entity Benefit Plans”). Except as set forth at Section 5.16(a)(ii) of the Contributor/Contributed Entity Disclosure Letter, the Contributed Entities do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to, and do not have any liability with respect to, any Benefit Plans. No Contributed Entity has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)  No Contributed Entity Benefit Plan is and neither any Contributed Entities or any of their respective ERISA Affiliates has ever maintained, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (v) any Benefit Plan or compensation plan, program, agreement, or arrangement that is subject to the Applicable Law of a jurisdiction other than the United States (whether or not United States Applicable Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of the Contributed Entity who reside or work primarily outside of the United States.

(c)  With respect to each Contributed Entity Benefit Plan, the Contributed Entities have made available to the RS Parties and to the CCI Parties, to the extent applicable, accurate and complete copies of: (i) the plan documents, with all amendments thereto (or for each Contributed Entity Benefit Plan that is not written, a description of the material terms thereof); (ii) all trust Contracts, insurance Contracts or other funding arrangements and amendments thereto currently in effect; (iii) the most recent summary plan description and all related summaries of material modifications thereto; (iv) the most recent determination or opinion letter received from the IRS; (v) all current administrative and other service Contracts and amendments thereto with third-party services providers including service provider agreements, insurance Contracts, minimum premium Contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) all documents and written correspondence relating thereto received from or provided to the IRS, the Department of Labor or any other Governmental Authority in the most recent three-year period and (vii) the three most recent annual reports (Form 5500-series, with all applicable schedules and attachments).

(d)  None of the Contributors nor any Contributed Entity has, or is reasonably expected to have, any current or contingent liability or obligation under Title IV of ERISA, including on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)  With respect to each Contributed Entity Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Contributed Entity Benefit Plan and in compliance with the requirements of all Applicable Laws, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(f)  Each Contributed Entity Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could adversely affect the qualified status of such Contributed Entity Benefit Plan.

(g)  Each Contributed Entity has no current or potential obligation to provide, or pay for or subsidize any amount of, and no Contributed Entity Benefit Plan provides, post-employment, post-ownership or post-termination health, life or other welfare benefits to any current or former employee or to any other Person, other than (including for a longer period than) as required by COBRA and for which the recipient pays the entire premium cost. The requirements of COBRA have been met in all material respects with respect to each Contributed Entity Benefit Plan that is a group health plan subject to COBRA.

(h)  Each Contributed Entity and each Contributed Entity Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Contributed Entity Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) have been in compliance in all material respects with all applicable Healthcare Reform Laws in the last three years. No facts or circumstance exists that could reasonably be expected to subject any Contributed Entity or any Contributed Entity Health Plan to material penalties or excise Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(i)  With respect to each Contributed Entity Benefit Plan, there has been no nonexempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, and no breach of fiduciary duty (as determined under ERISA) has occurred. No litigation or other Action (other than those relating to routine and undisputed claims for benefits) is pending or threatened with respect to any Contributed Entity Benefit Plan or against any assets of any Contributed Entity Benefit Plan, and there is no fact or circumstance that could give rise to any such litigation or other Action.

(j)  There has been no amendment to, written interpretation of or announcement (whether or not written) by any Contributed Entity relating to, or change in employee participation or coverage under, any Contributed Entity Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement. Each Contributed Entity Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to the Contributed Entities or any of their respective Affiliates (other than ordinary and reasonable administrative expenses typically incurred in a termination event).

(k)  Except for RSM, no Contributed Entity has, or has ever had, any employees or independent contractors.

(l)  Each Contributed Entity Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws, and the Contributed Entities have, in all material respects, performed all material obligations required to be performed by them under, are not in material default under or in material violation of, and, no material default or violation by any other party to, any of the Contributed Entity Benefit Plans has occurred.

(m)  The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, or any payment that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 409A or Section 4999 of the Code, any increase in payment, or acceleration of the time of payment or vesting, or trigger any payment or funding, of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of any Contributed Entity, or otherwise increase the amount payment or trigger any obligation under any Contributed Entity Benefit Plan. No Contributed Entity is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any Contributed Entity Benefit Plan sponsored or maintained by any Contributed Entity at any time which is or was a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(n)  Except as set forth in Section 5.16(n) of the Contributor/Contributed Entity Disclosure Letter, throughout the past three years (a) RSM has not entered into any collective bargaining agreement with respect to its employees or independent contractors, (b) there is and has been no material labor strike, labor dispute, or work stoppage or lockout pending or, to the Knowledge of the Contributors, threatened in writing against or affecting any Contributed Entity, (c) to the Knowledge of the Contributors, no union organization campaign is or has been in progress with respect to any RSM employees or independent contractors, and (d) there is and has been no material unfair labor practice, charge or complaint pending against any Contributed Entity. RSM has not engaged in any plant closing or layoff activities involving its employees or independent contractors during the past four years that gave rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). During the ninety (90) day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to RSM.

(o)  Throughout the past four years, each of the Contributed Entities are and have been in compliance with all Applicable Laws relating to labor or employment, including Applicable Laws relating to restrictive covenants, pay equity, background checks, equal opportunity, harassment, discrimination, retaliation, termination or discharge, hours of work and the payment of wages, overtime pay, payroll documents and wage statements, classification of employees and independent contractors and other individual service providers, immigration, health and safety, affirmative action, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining, in all material respects. Each Contributed Entity is in compliance with the applicable requirements of the Immigration Reform and Control Act of 1986. No Contributed Entity is delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or amounts required to be reimbursed to such employees or independent contractors. RSM is not a government contractor or, to the Knowledge of the Contributors, a government subcontractor, for purposes of any law with respect to the terms and conditions of employment. Currently and during the past four years, there is no and there have not been any pending Actions or material internal complaints, claims, grievances, audits or investigations, or, to the Knowledge of the Contributors, any threatened Actions or threatened material internal complaints, claims, grievances, audits or investigations, involving any Contributed Entity with respect to labor or employment matters, including with respect to unfair labor practices, discrimination, harassment, retaliation, or equal pay. No Contributed Entity is, and within the last four years none has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(p)  Section 5.16(p) of the Contributor/Contributed Entity Disclosure Letter contains a complete and accurate list of all current employees of RSM, setting forth for each employee, as of the date hereof: their position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis; the employee’s actual annual base salary, hourly rate or other rates of compensation; bonus potential or commission opportunity; average scheduled hours per week; date of hire; work location (by city and state); status (i.e., active or inactive and if inactive, the anticipated return to work date); accrued vacation or paid time off; and any visa or work permit status and the date of expiration, if applicable. Except as set forth in Section 5.16(p) of the Contributor/Contributed Entity Disclosure Letter, all employees of RSM are employed at-will.

(q)  Section 5.16(q) of the Contributor/Contributed Entity Disclosure Letter contains a complete and accurate list of all of the current individual independent contractors, consultants, leased employees or other agents employed or used by the Contributed Entities and classified by the Contributed Entities as other than employees or compensated other than through wages paid by RSM through its payroll department, showing for each such provider their location (by state); description of services provided; whether engaged directly or through a staffing agency; current compensation (hourly or project rate, fixed rate, bonus, commissions, etc.); whether engaged pursuant to a written contract, and if so, whether there are any contractual notice obligations; length of the relationship (with start and, where applicable, end dates); and, if known, whether they provide the same or similar services to other companies.

(r)  RSM currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws for the past four years, in all material respects. To the extent that any independent contractors are or were engaged by any Contributed Entity, such Contributed Entity currently classifies and has, for the past four years, properly classified and treated them as independent contractors (as distinguished from Form W-2 employees) in accordance with Applicable Laws and for the purpose of all employee benefit plans and perquisites, in all material respects.

(s)  In the last four years, no allegations of sexual harassment have been made or, to the Knowledge of the Contributors, threatened, to RSM or any Contributed Entity against any employee, officer, director or independent contractor of RSM. To the Knowledge of the Contributors, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against any employee, officer, director or independent contractor of any Contributed Entity or RSM.

Section 5.17 Related-Party Transactions. Except as set forth in Section 5.17 of the Contributor/Contributed Entity Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between any Contributor or any Contributed Entity (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Contributed Entities), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if such Contributed Entity were subject to such regulation.

Section 5.18 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Contributions and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Contributor or any Contributed Entity.

Section 5.19 No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no Contributor nor any Contributed Entity nor any Person on behalf of any Contributor or Contributed Entity, has made any representation or warranty, expressed or implied, with respect to any Contributor or any Contributed Entity, including their respective businesses, operations, assets (including the Contributed Entity Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding any Contributor or any Contributed Entity. Each of the Contributors and the Contributed Entities acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the RS Parties, other than the representations and warranties expressly contained in Article 6 and that all other representations and warranties are specifically disclaimed.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF THE RS PARTIES

Except as set forth in a correspondingly labeled section of the disclosure letter delivered by the RS Parties to the Contributors prior to the execution and delivery of this Agreement (the “RS Disclosure Letter”), it being agreed that any matter disclosed in any section or subsection of the RS Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, each RS Party hereby, severally and not jointly, represents and warrants, solely as to itself, to the Contributors and the Contributed Entities as follows:

Section 6.1 Organization. RS is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland. RSOP is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 6.2 Authority. Each RS Party has all requisite corporate and limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each RS Party of this Agreement and the consummation by each RS Party of the transactions contemplated hereby have been duly and validly authorized and approved by all required actions on the part of each RS Party. This Agreement has been duly and validly executed and delivered by each RS Party and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes the legal, valid and binding obligation of each RS Party enforceable against each RS Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, intentional common law fraud, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 6.3 No Violations. Except as set forth in Section 6.5 hereof, neither the execution, delivery or performance of this Agreement, nor the consummation by each RS Party of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of any RS Party; (b) violate any Applicable Law; or (c) result in a violation or breach by any RS Party of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material contract to which it is a party or by which it or any of its properties or assets are bound.

Section 6.4 Capital Structure. As of the close of business on the date hereof, (i) 18,285,480.5952 OP Units were outstanding, (ii) 209,439.7162 RSOP LTIP Units were outstanding, which RSOP LTIP Units will have been cancelled and ceased to be outstanding as of the Closing, (iii) the RSOP Special Limited Partner Interest was outstanding and (iv) 211,495.6283 RSOP General Partner Units were outstanding, all of which were held by RS. As of the date hereof, there are no other outstanding RSOP equity interests. All RSOP equity interests that may be issued upon exercise of outstanding options or exchange rights, if any, are duly authorized and, upon issuance, will be validly issued, and the holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.

Section 6.5 Consents and Approvals. Except (a) as set forth in Section 6.5 of the RS Disclosure Letter and (b) for any consent, approval or notice that may be required solely by reason of the participation of an RS Party (as opposed to any other third party purchaser) in the transactions contemplated hereby, no RS Party is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.6 Proceedings.

(a)  Except as set forth in Section 6.6(a) of the RS Disclosure Letter, there are no Proceedings that are pending against any RS Party that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of any RS Party to perform its obligations hereunder or (ii) challenge the validity of this Agreement or the transactions contemplated hereby.

(b)  There is no injunction, order, judgment or decree imposed upon any RS Party that would reasonably be expected to prevent or materially delay the ability of any RS Party to perform its obligations under this Agreement.

Section 6.7 Brokers and Finders. Other than Scalar, LLC, no broker, finder or similar intermediary has acted or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any RS Party in connection with this Agreement or the transactions contemplated hereby.

Section 6.8 Purchase for Investment. RSOP is acquiring the Contributed Equity Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(a)(11) of the Securities Act) thereof. RSOP understands that the Contributed Equity Interests have not been registered under the Securities Act or any Applicable Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Applicable Laws such securities may not be resold without registration under the Securities Act or under Applicable Laws unless an applicable exemption from registration is available. RSOP is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 6.9 No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties expressly set forth in this Article 6, or any document, agreement, certificate or other instrument contemplated by this Agreement, no RS Party nor any Person on behalf of an RS Party, has made any representation or warranty, expressed or implied, with respect to any RS Party or the accuracy or completeness of any information regarding any RS Party. Each of the RS Parties acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the Contributors or the Contributed Entities, other than the representations and warranties expressly contained in Article 5 and that all other representations and warranties are specifically disclaimed.

ARTICLE 7.

COVENANTS

Section 7.1 Conduct of Business Pending the Closing.

(a)  Each Contributed Entity covenants and agrees, for itself and not for any other Contributed Entity that, between the date hereof and the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, unless a majority of the independent and disinterested members of the RS Board and the CCI Parties shall otherwise specifically consent in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), or unless otherwise expressly provided for by this Agreement, such Contributed Entity shall (i) conduct its respective business in all material respects in the ordinary course consistent with past practice; (ii) use all reasonable efforts to (A) preserve intact its business and significant relationships with third parties and (B) keep available the services of its respective present officers and employees, if any; (iii) maintain any insurance upon all of its material assets and its business in such amounts and of such kinds comparable to that in effect on the date hereof; (iv) pay and discharge its current Liabilities as and when due and payable in accordance with the Contracts governing such Liabilities, except for Liabilities of such Contributed Entity not material in amount that are disputed in good faith by appropriate Proceedings and properly reserved for as of the date of the most recent unaudited balance sheet provided by such Contributed Entity to the RS Parties (such Contributed Entity’s “Balance Sheet”) and (v) comply in all material respects with all Applicable Laws and Contributed Entity Material Contracts. Subject to the last sentence of this Section 7.1, each Contributed Entity, for itself and not any other Contributed Entity, covenants and agrees that between the date hereof and the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, such Contributed Entity shall not directly or indirectly do, or propose to do, any of the following items with respect to itself and its respective business without the prior written consent of a majority of the independent and disinterested members of the RS Board and the CCI Parties (which consent shall not be unreasonably withheld, conditioned or delayed) unless otherwise expressly provided for by this Agreement or otherwise expressly set forth in Section 7.1 of the Contributor/Contributed Entity Disclosure Letter:

(i)  amend or propose to amend such Contributed Entity’s Organizational Documents;

(ii)  adjust, split, combine, reclassify or subdivide any equity interests of such Contributed Entity (other than a wholly owned subsidiary of such Contributed Entity);

(iii)  except as set forth in Section 7.1(a)(iii) the Contributor/Contributed Entity Disclosure Letter, declare, set aside or pay any distribution on or make any other actual, constructive or deemed distributions with respect to equity interests in such Contributed Entity or otherwise make any payment to its equity holders in their capacity as such;

(iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any equity interests or debt securities of such Contributed Entity or securities convertible or exchangeable into or exercisable therefor;

(v)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(vi)  except as set forth in Section 7.1(a)(vi) of the Contributor/Contributed Entity Disclosure Letter and except for transactions among such Contributed Entity and one or more wholly owned subsidiaries of such Contributed Entity, issue, sell, pledge, dispose, encumber or grant any equity interests in such Contributed Entity or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests in such Contributed Entity;

(vii)  enter into any Contract or understanding with respect to the voting of, any equity interests of such Contributed Entity;

(viii)  acquire or agree to acquire any material assets, except (A) acquisitions by such Contributed Entity or from an existing wholly owned subsidiary of such Contributed Entity, (B) acquisitions described in Section 7.1(a)(viii)(B) of the Contributor/Contributed Entity Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate;

(ix)  sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which such Contributed Entity is a party shall be considered to be done in the ordinary course of business;

(x)  except as set forth in Section 7.1(a)(x) of the Contributor/Contributed Entity Disclosure Letter, incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person except (A) Indebtedness incurred under such Contributed Entity’s existing credit facilities in the ordinary course of business and (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $200,000;

(xi)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of such Contributed Entity;

(xii)  enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii)  other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Contributed Entity Material Contracts (or any Contract that, if existing as of the date hereof, would be a Contributed Entity Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing Contributed Entity Material Contracts that occurs automatically without any action (other than notice of renewal) by such Contributed Entity or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv)  authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv)  make any payment, direct or indirect, of any liability of such Contributed Entity before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi)  waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by such Contributed Entity on the most recent balance sheet such Contributed Entity made available to the RS Parties as of the date of this Agreement) no greater than $100,000 individually or $300,000 in the aggregate, (B) do not involve the imposition of injunctive relief against such Contributed Entity or the RS Parties and (C) do not provide for any admission of material liability by such Contributed Entity.

(xvii)  except as contemplated in Section 4.1 and Section 4.2 of this Agreement (A) hire any officer or employee of such Contributed Entity, (B) except where due to cause, terminate any officer of such Contributed Entity, (C) increase in any manner the amount of salary, wages, bonuses, compensation of benefits or accelerate the vesting of any compensation arrangement of any officer, director, employee or independent contractor of such Contributed Entity with annual base compensation of $75,000 or more, (D) increase, amend, enter into or adopt any bonus, change in control, retention, special remuneration, severance, accelerated vesting or other compensation arrangement or Contract for any officer, director, employee or independent contractor of any Contributed Entity, or (E) except as to conform with any applicable change in the law which will not result in any material liability for the Contributed Entity, amend, enter into or adopt any Benefit Plan;

(xviii)  fail to maintain all financial books and records in all material respects on a consistent basis and, if required, in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2024, except as required by a change in GAAP or in Applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix)  enter into any new line of business;

(xx)  form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi)  fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Applicable Law;

(xxii)  make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, to the extent required by Applicable Law;

(xxiii)  permit any Liens, except Permitted Liens and Liens that would not reasonably be expected to have a Contributed Entity Material Adverse Effect;

(xxiv)  materially modify or reduce the amount of any insurance coverage provided by the Contributed Entity Insurance Policies;

(xxv)  enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, if such Contributed Entity were subject to such regulation except in the ordinary course of business or as contemplated by this Agreement; or

(xxvi)  authorize, or enter into any Contract or arrangement to do any of the foregoing.

(b)  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit such Contributed Entity from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the manager, managing member, board of managers or other governing body of such Contributed Entity, such action or inaction is reasonably necessary to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that such Contributed Entity be registered as an investment company under the Investment Company Act.

Section 7.2 Access to Information; Interim Financial Statements; Confidentiality.

(a)  From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, consistent with Applicable Law, upon reasonable notice, each Contributed Entity shall afford to the officers, employees, accountants, counsel, advisors and other representatives and agents of the RS Parties (the “RS Representatives”) and the officers, employees, accountants, counsel, advisors and other representatives and agents of the CCI Parties (the “CCI Representatives”) reasonable access (with reasonable prior notice, and during regular business hours) to all premises, records, databases, source code, books, Contracts, commitments, reports of examination, documents and other information (however stored) (including materials filed or furnished by such Contributed Entity with any Governmental Authority with respect to compliance with Applicable Law) with respect to the Business as the RS Representatives or the CCI Representatives may reasonably request. Each Contributed Entity shall also make available to the RS Parties and the RS Representatives and the CCI Parties and the CCI Representatives the appropriate individuals for discussion of its business, properties and personnel as the RS Parties, the RS Representatives, the CCI Parties and the CCI Representatives, or any of them, may reasonably request. No investigation by the RS Parties, the RS Representatives, the CCI Parties or the CCI Representatives prior to or after the date hereof shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect the RS Parties’ rights under Article 8 and Section 7.2(c). Without limiting the foregoing, each Contributed Entity shall promptly provide (i) all financial and operating data and other information concerning such Contributed Entity as may be reasonably requested by the RS Parties, the RS Representatives, the CCI Parties or the CCI Representatives, including, to the extent prepared, promptly after their preparation, financial reports prepared for such Contributed Entity’s management, and interim financial statements of such Contributed Entity, and (ii) access for the RS Parties, the RS Parties’ accountants, the CCI Parties and the CCI Parties’ accounts to all work papers relating to such Contributed Entity in connection with any of the foregoing.

(b)  Between the date hereof and the Closing Date, each Contributed Entity and each Contributor shall furnish all information and provide such other assistance as may be reasonably requested by the RS Parties and the CCI Parties in connection with the preparation and distribution of the PPM and the RS Solicitation Materials (each as defined in the Merger Agreement).

(c)  From and after the Closing Date, each Contributor shall, and shall cause such Contributor’s Affiliates and their respective officers, managers, directors, employees and agents to, keep confidential and not use in any manner, any and all Confidential Information related to such Contributor’s Contributed Entity and its assets (tangible and intangible), employees, finances, business and operations. The foregoing shall not preclude a Contributor or such persons from (i) disclosing such Confidential Information if compelled to disclose the same by judicial or administrative process or by other requirements of any Applicable Law (subject to the following provisions of this Section 7.2(c)), (ii) discussing or using such Confidential Information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement) or (iii) discussing or using such Confidential Information if the same is acquired from a Person that is not known to such Contributor to be under an obligation to keep such information confidential. If a Contributor or any Affiliate is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, such Contributor or such Affiliate thereof shall promptly notify the RS Parties of any such request or requirement so that the RS Parties may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.2(c). If, in the absence of a protective order or other remedy or the receipt of a waiver by the RS Parties, such Contributor or any Affiliate thereof is required to disclose such information, such Contributor or such Affiliate, without Liability hereunder, may disclose that portion of such information which such Contributor or such Affiliate is legally required to disclose; provided, that such Contributor or such Affiliate shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

Section 7.3 Regulatory Matters; Third Party Consents.

(a)  The Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated hereby. All such third party consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the Parties (and the CCI Parties), and executed originals of such consents, waivers and approvals shall be made available to each Party (and the CCI Parties) for inspection promptly after receipt thereof, and copies of such notices shall be made available to each Party (and the CCI Parties) promptly after the making thereof. The Parties agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated hereby. Each Party hereto (the “Reviewing Party”) will have the right to review in advance, and the other Party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the transactions contemplated hereby. The Parties hereto agree that they will keep the other Parties (and the CCI Parties) apprised in a timely manner of the status of matters relating to completion of the transactions contemplated hereby.

(b)  Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Authority relating to the transactions contemplated hereby or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby.

Section 7.4 Further Assurances. Each Party shall, and shall cause its Affiliates to, at the request of any other Party, execute and deliver to the requesting Party such further customary instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

Section 7.5 Notification of Certain Matters. Until the Closing, each of the Parties shall promptly notify the other Parties (and the CCI Parties) in writing of the occurrence of any event of which it has knowledge that would reasonably likely result in any of the conditions set forth in Article 8 of this Agreement becoming incapable of being satisfied.

Section 7.6 Public Announcements. Prior to the Closing, no Party or any of its respective Affiliates will make any press release, public statement or public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior written consent of (i) a majority of the independent and disinterested members of the RS Board, (ii) the Contributor Representative and (iii) CCI; provided, that the RS Parties may make any press release, public statement or public announcement which a majority of the independent and disinterested members of the RS Board, upon the advice of counsel, determines is required by Applicable Law, in which case the Parties (other than the RS Parties) shall use commercially reasonable efforts to consult with the RS Parties regarding the contents thereof prior to issuing any such press release or making any such public statement or public announcement.

Section 7.7 Delivery of Company Records. At or before the Closing, each Contributor and its respective Contributed Entity shall deliver or cause to be delivered to the RS Parties (or their designee) and the CCI Parties all minute books of all meetings of members, directors and committees of the foregoing, unanimous or other consents, seals, and ledgers, and true and complete copies of the Organizational Documents and other similar records and items in the possession of such Contributor and its respective Contributed Entity reasonably requested by the RS Parties from such Contributor and its respective Contributed Entity.

Section 7.8 Contribution of Contributed Equity Interests. At Closing, each Contributor shall contribute and assign its respective Contributed Equity Interests to RSOP pursuant to appropriate instruments of transfer as contemplated in Section 8.2(f).

Section 7.9 Audit Cooperation. Following the execution and delivery of this Agreement, the Contributors and each Contributed Entity shall furnish and provide such assistance as may be reasonably requested by the RS Parties and the CCI Parties in connection with the preparation of (i) audited financial statements of each of the Contributed Entities for the fiscal year ended 2024, and (ii) unaudited interim financial statements of each of the Contributed Entities for 2025 quarters that ended 45 or more days prior to the mailing of the RS Solicitation Materials to RS stockholders and the RSOP limited partners, including without limitation causing the officers and managers of each Contributed Entity to execute any statements or other documents which are deemed necessary or appropriate by the RS Parties or the CCI Parties and the applicable auditor to complete such audited annual and reviewed interim financial statements.

Section 7.10 Termination of Benefit Plans. Unless otherwise requested by the CCI Parties not later than three Business Days prior to the Closing Date (or such shorter time as may be permitted by the Contributed Entities), the Contributed Entities shall (a) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate any Contributed Entity Benefit Plan that is intended to qualify as a 401(k) retirement plan (“Contributed Entity 401(k) Plan”) in compliance with the requirements of Applicable Law, effective no later than the day immediately before the Closing Date (the “401(k) Termination Date”), (b) make all employee and employer contributions to the Contributed Entity 401(k) Plan on behalf of all participants for all periods of service prior to the 401(k) Termination Date, and (c) fully vest all participants under the Contributed Entity 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than the 401(k) Termination Date. Any resolution, consent or amendment to the Contributed Entity 401(k) Plan (to the extent necessary to effect the transactions contemplated by this Section 7.10) shall be subject to prior review and comment by the CCI Parties, and the Contributed Entities shall include any changes or comments thereto reasonably requested by the Cottonwood Parties. In addition, the Contributed Entities shall terminate each other Contributed Entity Benefit Plan and Contract set forth on Section 5.16 of the Contributor/Contributed Entity Disclosure Letter, in each case with such termination to be effective as of the Closing Date and reflected in resolutions of the governing bodies of the Contributed Entities, unless the Cottonwood Parties provide written notice to the Contributed Entity no later than three Business Days prior to the Closing Date (or such shorter time as may be permitted by the Contributed Entities) that one or more of such Contributed Entity Benefit Plans shall not be terminated. Such resolutions will be subject to the prior review and approval of the CCI Parties, and the Contributed Entities shall include any changes or comments thereto reasonably requested by the CCI Parties. The Contributed Entities also shall take such other actions in furtherance of terminating any Contributed Entity Benefit Plans as the CCI Parties may reasonably require.

Section 7.11 Funding of Certain Expenses. Each Contributed Entity will cause sufficient cash to be retained by such Contributed Entity at Closing to cover all of its Liabilities incurred through such date other than those that are treated as Transaction Expenses (as defined in the Merger Agreement) under the Merger Agreement.

ARTICLE 8.

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Applicable Law shall be enacted, entered or enforced, in each case that prevents the consummation of the transactions contemplated hereunder on the same terms and conferring on the RS Parties all the rights and benefits as contemplated herein.

(b)  CCI Closing. The transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among CCI, Cottonwood Merger Sub, CROP, RS and RSOP shall be consummated concurrently with the consummation of the transactions contemplated hereby.

Section 8.2 Additional Conditions to Obligations of the RS Parties. The obligations of the RS Parties to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  Representations and Warranties. (i) Each of the representations and warranties made by each of the Contributors and each of the Contributed Entities in this Agreement, other than the Contributor/Contributed Entity Fundamental Representations, that are qualified as to materiality (including the words “material” or “Contributed Entity Material Adverse Effect”) shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be true and correct as of such date, and (ii) each of the Contributor/Contributed Entity Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such date.

(b)  Agreements and Covenants. Each of the Contributors and each of the Contributed Entities shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)  Officer’s Certificate. The RS Parties shall have received a certificate from each Contributor and each Contributed Entity, dated as of the Closing Date, as to the fulfillment of the conditions in Section 8.2(a) and Section 8.2(b) signed by a duly authorized officer of each Contributor and each Contributed Entity.

(d)  Approvals, Consents, Etc. The Parties shall have delivered all notices, and the RS Parties shall have received any and all approvals, consents, waivers or confirmations, required or deemed advisable by the RS Parties (and the CCI Parties) from third parties relating to this Agreement or any of the transactions contemplated hereby, including but not limited to those identified on Section 8.2(d) of the Contributor/Contributed Entity Disclosure Letter, if any, and such other approvals, consents, waivers or confirmations that will allow the ongoing operations of the Contributed Entities from and after the Closing Date as such operations are conducted as of the date of this Agreement and the Closing, in form and substance satisfactory to the RS Parties

(and the CCI Parties), and no approval, consent, waiver, confirmation, or notices shall contain any terms or conditions that would materially restrict or limit the ongoing operations of the Contributed Entities from and after the Closing Date as such operations are conducted as of the date of this Agreement and the Closing.

(e)  No Contributed Entity Material Adverse Effect. Since the date hereof, there shall not have occurred any Effect which, individually or in the aggregate, would reasonably be expected to have a Contributed Entity Material Adverse Effect.

(f)  Delivery of Assignments. The RS Parties shall have received duly executed assignments or other appropriate instruments of transfer with respect to the Contributed Equity Interests or other instruments of transfer reasonably acceptable to the RS Parties (and the CCI Parties) sufficient to effect valid and effective transfer of the Contributed Equity Interests, duly executed by each Contributor with respect to itself.

(g)  Delivery of Tax Documents. Each Contributor (or, if a Contributor is a disregarded entity for U.S. federal income tax purposes, its regarded owner) shall have delivered, or caused to be delivered, to the RS Parties an IRS Form W-9 duly executed by each such Contributor or its regarded owner.

Section 8.3 Additional Conditions to Obligations of the Contributors. The obligation of the Contributors to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  Representations and Warranties. (i) Each of the representations and warranties made by the RS Parties in this Agreement, other than the RS Fundamental Representations, that are qualified as to materiality (including the words “materiality”) shall be true and correct, and those not so qualified shall be true and correct in all materials respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be true and correct as of such date and (ii) each of the RS Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such date.

(b)  Agreements and Covenants. The RS Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Officer’s Certificate. The Contributors shall have received a certificate from each RS Party, dated as of the Closing Date, as to the fulfillment of the conditions in Section 8.3(a) and Section 8.3(b) signed by a duly authorized officer of each RS Party.

(d)  Delivery of Letter Agreement Confirming Termination of RSAM Asset Management Fees. RS Advisor shall have received a duly executed letter agreement among RealSource Asset Management, LLC (“RSAM”) and RSOP, on behalf of the property-level parties, pursuant to which RSAM shall confirm the termination of its right, title and interest in and to the property-level asset management fees set forth on Section 8.3(d) of the Contributor/Contributed Entity Disclosure Letter.

ARTICLE 9.

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)  By mutual written consent of the Parties;

(b)  By either the RS Parties or the Contributor Representative (on behalf of the Contributors and the Contributed Entities) if the Closing shall not have occurred by the date that is November 25, 2025 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)  By RS, if the RS Parties are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of any Contributor or Contributed Entity such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(c)), provided, that if such breach is curable by any Contributor or its Contributed Entity, then RS may not terminate this Agreement under this Section 9.1(c) until the earlier of the Outside Date and thirty (30) days after delivery of written notice from RS to all of the Contributors and the Contributed Entities of such breach, provided that the applicable Contributor and its Contributed Entity continue to exercise commercially reasonable efforts to cure such breach; or

(d)  By the Contributor Representative (on behalf of the Contributors and the Contributed Entities) if the Contributors and the Contributed Entities are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of the RS Parties such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(d)), provided, that if such breach is curable by the RS Parties, then the Contributor Representative may not terminate this Agreement under this Section 9.1(d) until the earlier of the Outside Date and thirty (30) days after delivery of written notice from the Contributors and the Contributed Entities to the RS Parties of such breach, provided that the RS Parties continue to exercise commercially reasonable efforts to cure such breach.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 (which termination will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto), (i) this Agreement (other than this Section 9.2 and Section 7.6, which shall survive such termination) will forthwith become void and be of no further force and effect, and there will be no Liability on the part of the RS Parties, the Contributors, the Contributed Entities or any of their respective Affiliates, officers, managers or directors to the other and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any Party from Liability for any willful breach of any representation, warranty, covenant or agreement contained in this Agreement prior to termination of this Agreement in accordance with its terms; (ii) the Advisory Agreement and the Contracts being terminated pursuant to Section 3.1 of this Agreement shall remain in full force and effect; and (iii) the waiver by RS Advisor of the Special Limited Partner Interest Put Right pursuant to Section 3.1(c) of this Agreement shall be revoked and of no further force and effect.

ARTICLE 10.

TAX MATTERS

Section 10.1 Tax Returns and Cooperation. The Contributors shall prepare and file all Tax Returns for each Contributed Entity’s taxable period ending on or before the Closing Date (such Tax Returns to be prepared in a manner consistent with past practice, except as otherwise required by Applicable Law). All other Tax Returns of the Contributed Entities shall be prepared by RSOP. The RS Parties shall provide any reasonably requested assistance in preparing for and conducting any audits, disputes or proceedings and shall provide such information as reasonably necessary for such audits, disputes or proceedings and for the filing of all Tax Returns with respect to the Contributed Entities.

Section 10.2 Cooperation. The Parties shall each provide the others with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to acquire or merge with RSOP. Such cooperation and information shall include but is not limited to providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, opinions, memorandums, analyses, records and other documents relating to rulings or other determinations by tax authorities. The Contributors shall retain all Tax Returns, schedules and work papers, opinions, memorandums, analyses, records and other documents in their possession relating to Tax matters of the Contributed Entities, if any, for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (b) six (6) years following the due date (without extension) for such Tax Returns.

Section 10.3 Tax Contests. The Contributors shall have the right to control any audits, disputes or similar proceedings relating to any federal income Tax Return of RSM in respect of any taxable year ending on the Closing Date. All other audits, disputes or similar proceedings of the Contributed Entities shall be controlled by the RS Parties.

ARTICLE 11.

INDEMNIFICATION

Section 11.1 Survival of Representations and Warranties.

(a)  All representations and warranties of the Contributors and the Contributed Entities contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date.

Section 11.2 General Indemnification.

(a)  From and after the Closing, each Contributor, severally and not jointly, shall indemnify, hold harmless and defend the RS Parties and each of their respective Affiliates and their respective successors and assigns (each of which is an “Indemnified Party” and collectively the “Indemnified Parties”), from and against any and all claims, losses, damages, liabilities and expenses, including interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent arising out of any breach of a representation, warranty or covenant of such Contributor or its Contributed Entity contained in this Agreement.

(b)  With respect to any indemnification claim by an Indemnified Party pursuant to this Section 11.2, to the extent of available coverage, the RS Parties agree to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from a Contributor until all proceeds and benefits, if any, to which the RS Parties or any other Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the RS Parties and any other Indemnified Party may make a claim under this Section 11.2 even while an insurance coverage claim or an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by such Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse such Contributor in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 11.2(a) up to the amount actually paid (or deemed paid) by such Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Indemnified Parties with respect to insurance coverage disputes shall constitute Losses for purposes of Section 11.2(a) hereof).

Section 11.3 Notice of Claims and Third-Party Claims.

(a)  As soon as reasonably practicable after (i) receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Agreement or (ii) the Indemnified Party otherwise becoming aware of any matter that would give rise to a right to indemnification under this Agreement, the

Indemnified Party shall give notice thereof to the applicable Contributor; provided that failure to give notice to such Contributor will not relieve such Contributor from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have increased the costs or potential liability of such Contributor by reason of the inability or failure of such Contributor (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to such Contributor, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim.

(b)  Except as provided below, any applicable Contributor, at such Contributor’s option and expense, shall have the right to assume the defense of any third party Claim by counsel selected by such Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, that (i) such Contributor shall have notified the Indemnified Party of its intention to do so within 20 days of the Indemnified Parties having given notice of the Claim to such Contributor; (ii) the defense of such Claim is not reasonably likely to result in Losses that (when taken together with all other actual or reasonably likely Losses) will, when combined with the Approved CCI Losses, exceed $30,000,000; (iii) such Contributor shall have engaged in such defense within 20 days of delivering the notice described in clause (i) above and thereafter shall continue in such defense with reasonable diligence; (iv) the Claim does not involve, and is not likely to involve, criminal actions or allegations of criminal conduct, claims by any Governmental Authority or claims for specific performance, injunction or other equitable or non-monetary relief; and (v) there does not exist a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Parties and such Contributor in such proceeding or in the case such a conflict arises, the Indemnified Parties shall have the right to be represented by separate counsel of their choosing at such Contributor’s expense (the foregoing conditions being collectively referred to as the “Litigation Conditions”). The Indemnified Parties shall cooperate in good faith in such Contributor’s defense of any Claim and shall have the right at any time to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by such Contributor; provided that the Indemnified Parties shall be entitled to reimbursement therefor if such Contributor shall lose its right to contest, defend, litigate and/or settle the Claim upon the Indemnified Parties giving written notice to such Contributor of any valid objection thereto based upon such Contributor’s failure to comply with the Litigation Conditions.

Section 11.4 Limitation on Indemnification. Notwithstanding anything contained herein to the contrary, before taking recourse against the assets of any Contributor and subject to the limitations set forth in the following sentences of this Section 11.4, the Indemnified Parties shall look first to available insurance proceeds (including without limitation any title or environmental insurance proceeds, if applicable) in accordance with Section 11.2(b) hereof, and then to indemnification under this Article 11 (and agree to treat any return of CROP Common Units (valued based on the net asset value publicly disclosed by CCI for the end of the month immediately preceding the date of such return as adjusted to extent necessary to give effect to the Losses) in satisfaction of indemnification obligations hereunder as an adjustment to the

Consideration delivered to Contributor hereunder). Notwithstanding anything to the contrary in this Agreement, (a) no Contributor shall be liable to the Indemnified Parties for any special, punitive, exemplary, incidental or consequential damages or damages based on multiples of earnings except to the extent actually awarded to a third party in connection with a third-party claim for which indemnification hereunder is otherwise available, (b) except as provided in the last sentence of this Section 11.4, no Contributor shall be liable for any Losses unless and until the Indemnified Parties shall have incurred Losses and Approved CCI Losses (as defined in the Merger Agreement) in an aggregate amount exceeding $5,000,000, after which point the Contributors shall be liable for all such Losses (subject to the applicable terms and conditions of this Article 11, including the limitations in clause (c) below), including the initial $5,000,000 and (c) in no event shall (i) the aggregate amount of all Losses indemnifiable under this Article 11 and all Approved CCI Losses exceed $30,000,000; it being understood that once such cap has been reached, no Contributor shall have any further liability for indemnification hereunder, (ii) the aggregate liability of any Contributor under this Article 11 exceed the value of the portion of the OP Unit Consideration received by such Contributor at, and as of, the Closing or (iii) any Contributor be liable for or required to pay for any Loss arising from or attributable to any Party other than itself and its Contributed Entity. In the event the Closing occurs, in no event shall any Party be entitled to rescission of the transactions consummated hereby. The sole and exclusive remedy against the Contributors and the Contributed Entities for damages of Indemnified Parties and any other Persons with respect to any and all claims for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise arising out of this Agreement or the transactions contemplated hereby shall be pursuant to, and subject to the limitations of, the indemnification provisions set forth in this Article 11, except in the case of intentional common law fraud; provided, however, that this sentence shall not limit any Person’s rights for specific performance as provided in Section 12.11. The Parties acknowledge and agree that any Losses indemnifiable pursuant to this Article 11 shall constitute “Pre-Merger Transaction Losses” (as defined in the Merger Agreement). Notwithstanding the foregoing, any Losses relating to a breach of Section 7.11 shall not be subject to the limitations set forth in clause (b) of this Section 11.4.

Section 11.5 Limitation Period.

(a)  Any claim for indemnification under Section 11.2 must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the date that is twelve (12) months after the Closing Date.

(b)  If asserted in writing in accordance with Section 11.3(a) on or prior to the date specified in Section 11.5(a) for the applicable claim, any claims for indemnification pursuant to Section 11.2 shall survive until resolved by mutual agreement between the applicable Contributor and the Indemnified Party or by court proceeding.

ARTICLE 12.

MISCELLANEOUS

Section 12.1 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Closing is consummated.

Section 12.2 Notices.All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, telecopier or e-mail, as follows:

(a)  If to the RS Parties before the Closing to:

RealSource Properties, Inc.

2089 Fort Union Blvd.

Salt Lake City, UT 84121

Attention: Kelly Randall

E-mail address: kelly@realsource.net

(b)  If to the RS Parties or the Contributed Entities after the Closing to:

c/o Cottonwood Properties, Inc..

1245 East Brickyard Road, Suite 250

Salt Lake City, UT 84106

Attention: Gregg Christensen

(c)  If to the Contributors or, prior to the Closing, to the Contributed Entities, to:

RealSource Advisor Holdings, LLC

RealSource Properties Advisor, LLC

2089 E Fort Union Blvd.

Salt Lake City, UT 84121

Attention: Nathan Hanks

E-mail address: nate@realsource.net

RSP Management Holdings, LLC

RS Properties Management, LLC

2089 E Fort Union Blvd.

Salt Lake City, UT 84121

Attention: Nathan Hanks

E-mail address: nate@realsource.net

RealSource Management LLC

Michelle M. Hanks, as Trustee of The Lake Louise Trust

Mark Hanks

2089 E Fort Union Blvd.

Salt Lake City, UT 84121

Attention: Mark Hanks

E-mail address: mark@realsource.net

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery, and (ii) in the case of facsimile or telecopier or electronic mail, upon receipt of the appropriate facsimile or telecopier confirmation.

Section 12.3 Amendment. This Agreement may be amended to the fullest extent permitted by Applicable Law by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

Section 12.4 Waiver. At any time prior to the Closing, the RS Parties, on the one hand, and the Contributors and the Contributed Entities, on the other hand, may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts required by the other Party hereunder, waive any inaccuracies in the representations and warranties made to such Party and contained in this Agreement or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to any remedy based on such representation, warranty, covenant or obligation.

Section 12.5 Severability. If any term or other provision of this Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.6 Entire Agreement. This Agreement (including all exhibits, annexes and schedules hereto) and other documents and instruments delivered pursuant hereto or thereto constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

Section 12.7 Assignment. This Agreement shall not be assigned by operation of Applicable Law or otherwise, except that the RS Parties may assign all or any of its rights hereunder to any Affiliate; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 12.8 Parties in Interest. Subject to Section 12.7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each Party and each of their respective heirs, executors, personal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the CCI Parties are intended to be, and shall have the rights of a, third-party beneficiary with respect to Section 3.1(b), Article 4, Section 5.1(e), Section 5.13(m), Section 5.16(c), Section 7.1, Section 7.2(a), Section 7.2(a), Section 7.3, Section 7.5, Section 7.6, Section 7.7, Section 7.9, Section 7.11, Section 8.2(d), Section 8.2(f), and Article 11 of this Agreement.

Section 12.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 12.10 Governing Law; Jurisdiction.

(a)  This Agreement and all disputes, controversies or claims relating to, arising out of or under, or in connection with this Agreement and the transactions contemplated hereby, including the negotiation, execution and performance hereunder, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Maryland, excluding, to the greatest extent a Maryland court would permit, the application of the laws of any other jurisdiction. Each of the Parties irrevocably and unconditionally submits to the sole and exclusive personal jurisdiction of (i) the courts of the State of Maryland, and (ii) the United States District Court for the District of Maryland (together with appropriate appellate courts therefrom, the “Maryland Courts”), for the purposes of any dispute, claim, controversy, suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of the Parties hereto further agrees and covenants (A) to commence any such action, suit or proceeding either in the United States District Court for the District of Maryland or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Maryland and (B) to not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of any process, summons, notice or document by U.S. prepaid certified or registered mail to such Party’s respective address set forth above in Section 12.2 and agrees that such service shall be effective service of process for any action, suit or proceeding in the Maryland Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.10. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by Applicable Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Maryland Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)  Each of the Parties hereto hereby agrees that a final judgment in any dispute, claim, controversy, suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)  EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(c).

Section 12.11 Enforcement of Agreement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Maryland Courts, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 12.12 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any facsimile or electronically transmitted copies (including using portable document format (“.pdf”)) hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 12.13 Due Diligence Materials. For purposes of this Agreement, the phrase “provided to the RS Parties” shall mean the delivery by a Contributor or its Contributed Entity of the various materials, documents and information produced by such Contributor or its Contributed Entity throughout the RS Parties’ due diligence review process to the RS Parties by e-mail delivery, up until two (2) Business Days prior to the date hereof.

Section 12.14 Time is of the Essence. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

Section 12.15 Rules of Interpretation. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, consistent accounting principles. Unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” are to Articles, Sections, Exhibits, Annexes or Schedules of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The table of contents and headings, titles and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to an Applicable Law herein shall include any amendment thereof or any successor thereto and any regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. References in this Agreement to “consistent with past practice” shall mean consistent with past practice including as to time, frequency and amount. References in this Agreement to a Contributor’s Contributed Entity, including “its” Contributed Entity, shall mean with respect to (a) RS Advisor Holdings, RS Advisor; (b) RSPM Holdings, RS Property Manager; (c) Lake Louise Trust and M. Hanks, RSM; provided that with respect to RSM, (i) Lake Louise Trust shall in no event be liable for more than 60% of any Liability under this Agreement (including pursuant to Article 11) attributable to or otherwise arising with respect to RSM or the Contributed Equity Interest of RSM and (ii) M. Hanks shall in no event be liable for more than 40% of any Liability under this Agreement (including pursuant to Article 11) attributable to or otherwise arising with respect to RSM or the Contributed Equity Interest of RSM.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Internalization Agreement or caused this Internalization Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RS PARTIES:

RealSource Properties, Inc.

By:	/s/ V. Kelly Randall
Name:	V. Kelly Randall
Title:	President

RealSource Properties OP, LP

By:	RealSource Properties, Inc., its General Partner

By:	/s/ V. Kelly Randall
Title:	President

CONTRIBUTORS:

RealSource Advisor Holdings, LLC

By:	NWH Management, LLC, its Manager

By:	/s/ Nathan Hanks
Name:	Nathan Hanks
Title:	Authorized Person

[Signature Page to Internalization Agreement]

RSP Management Holdings, LLC

By:	NWH Management, LLC, its Manager

By:	:/s/ Nathan Hanks
Name:	Nathan Hanks
Title:	Authorized Person

Michelle M. Hanks, as Trustee of The Lake Louise Trust, dated April 14, 2021

By:	:/s/ Michelle M. Hanks
Name:	Michelle M. Hanks
Title:	Trustee

/s/ Mark Hanks
Mark Hanks

CONTRIBUTED ENTITIES:

RealSource Properties Advisor, LLC

By:	RealSource Advisor Holdings, LLC, its Sole Member

By:	NWH Management, LLC, its Manager

By:	:/s/ Nathan Hanks
Name:	Nathan Hanks
Title:	Authorized Person

[Signature Page to Internalization Agreement]

RS Properties Management, LLC

By:	RSP Management Holdings, LLC, its Sole Member

By:	NWH Management, LLC, its Manager

By:	:/s/ Nathan Hanks
Name:	Nathan Hanks
Title:	Authorized Person

RealSource Management LLC

By:	:/s/ Nathan Hanks
Name:	Nathan Hanks
Title:	Manager

CONTRIBUTOR REPRESENTATIVES:

/s/ Kelly Randall
Kelly Randall

/s/ Mark Hanks
Mark Hanks

[Signature Page to Internalization Agreement]

Exhibit A

DEFINITIONS

“401(k) Termination Date” has the meaning set forth in Section 7.11.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisory Agreement” means that certain Advisory Agreement, dated as of December 1, 2020, by and among RS, RSOP and RS Advisor.

“Advisory Agreement Termination Date” has the meaning set forth in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Applicable Law of any other jurisdiction.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law and including the Securities Laws), ordinance, rule, administrative interpretation, regulation, order (including any exemptive orders), writ, judgment or directive (including those of any self-regulatory organization) applicable to or legally binding on any of the Contributors, the RS Parties, or any of their respective Affiliates, directors, employees or agents or other Person, as the case may be.

“Balance Sheet” has the meaning set forth in Section 7.1.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is or may be borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, commission, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, or practice, whether or not subject to ERISA.

“Business” means the business of acquiring and developing, through contribution or purchase, ownership interests in multifamily rental properties located throughout the United States that is conducted by the RS Parties and their Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“CCI” has the meaning set forth in the Recitals.

“CCI Parties” has the meaning set forth in the Merger Agreement.

“Claim” means any claim, suit, action, arbitration, mediation, cause of action, complaint, charge, allegation, criminal prosecution, investigation, demand letter, subpoena (or other formal request or demand), or proceeding, whether at law or at equity, before or by any Governmental Authority, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Authority.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” has the meaning set forth in Section 2.3.

“Common Unit” means “Common Unit” as defined in the RSOP Partnership Agreement.

“Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the businesses and affairs of a Disclosing Party and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information; provided, however, that the term “Confidential Information” shall not include (a) information that is or becomes publicly available other than as a direct or indirect result of disclosure by a Receiving Party or its Representatives or (b) information that becomes available to the Receiving Party on a non-confidential basis from a source (other than such Disclosing Party or its Representatives) that, to the knowledge of such Receiving Party, is not prohibited from disclosing such information to such Receiving Party by any legal, contractual or fiduciary obligation to such Disclosing Party.

“Contract” means any contract, plan, undertaking, understanding, agreement, purchase order, license, sublicense, consent, lease, note, mortgage or other binding commitment, whether written or oral.

“Contributed Entities” has the meaning set forth in the Preamble.

“Contributed Entities Fundamental Representations” means the representations and warranties contained in Section 5.1(a)-(b); Section 5.2; Section 5.3(a)(i); Section 5.4(a)-(b); Section 5.5(b); and Section 5.18.

“Contributed Entity 401(k) Plan” has the meaning set forth in Section 7.11.

“Contributed Entity Benefit Plans” has the meaning set forth in Section 5.16(a).

“Contributed Entity Health Plan” has the meaning set forth in Section 5.16(h).

“Contributed Entity Insurance Policies” has the meaning set forth in Section 5.15.

“Contributed Entity Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Contributed Entities, taken as a whole, or (ii) prevents or materially impairs the ability of the Contributors or the Contributed Entities to perform their obligations hereunder; provided, however, that no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Contributed Entity Material Adverse Effect or be taken into account in determining whether a Contributed Entity Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any failure of any Contributed Entity to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any Effect underlying such failure may be taken into account in determining whether there has been a Contributed Entity Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (B) through (J))), (B) any changes that generally affect the residential real estate industry in which the Contributed Entities operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, continuation, escalation or worsening of any war (whether or not declared), military actions or armed hostilities or the occurrence of any acts of cyberattack, data breach, civil unrest, civil disobedience, national emergency, terrorism or sabotage occurring, (F) any action taken (or not taken) by any of the Contributors or any of the Contributed Entities (x) that is required to be taken (or not to be taken) by this Agreement and for which the Contributors shall have requested in writing the RS Parties’ consent to permit its non-compliance and the RS Parties shall not have granted such consent or (y) at the written request of the RS Parties, which action taken (or not taken) is not required under the terms of this Agreement, (G) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, force majeure event, act of God or other comparable event (including, in each case, any continuation or worsening of any of the foregoing), (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Applicable Law of general applicability unrelated to the Contributions (or the interpretation or enforcement of the foregoing) or (J) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Contributions or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with business partners, service providers, customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, regulators, unions, works councils, contractors, officers, directors or employees of the Contributors or the Contributed Entities, including by reason of the identity of the RS Parties or any of their respective Affiliates or any communication by the RS Parties or any of their respective Affiliates with respect to the conduct of the business of the Contributed Entities or the performance of this Agreement, except that if any Effect described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on the Contributed Entities, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which the Contributed Entities operate, then the incremental disproportionate impact of such Effect shall be taken into account for the purpose of determining whether a Contributed Entity Material Adverse Effect has occurred or would reasonably be expected to occur.

“Contributed Entity Material Contracts” has the meaning set forth in Section 5.12(a)(xvii).

“Contributed Entity Partnership” means a Contributed Entity that is a partnership for United States federal income tax purposes.

“Contributed Entity Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by any Contributor or any Contributed Entity as of the date of this Agreement (including all of any Contributor’s or any Contributed Entity’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Contributed Equity Interests” has the meaning set forth in the Recitals.

“Contribution” has the meaning set forth in Section 2.1.

“Contributor” or “Contributors” has the meaning set forth in the Preamble.

“Contributor Representative” means Mark Hanks and Kelly Randall, or either of them.

“Contributor/Contributed Entity Disclosure Letter” has the meaning set forth in Article 5.

“Contributor/Contributed Entity Voting Debt” has the meaning set forth in Section 5.4(c).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity or similar interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Cottonwood Merger Sub” has the meaning set forth in the Recitals.

“Cottonwood Parties” has the meaning set forth in the Recitals.

“CROP” has the meaning set forth in the Recitals.

“CROP Common Unit” has the meaning set forth in the Merger Agreement.

“CROP LTIP Unit” has the meaning set forth in the Merger Agreement.

“Disclosing Party” means (i) with respect to the Contributors, the Contributors or the Contributed Entities, and (ii) with respect to the RS Parties, RS.

“Effect” means any event, circumstance, change, effect, development, condition or occurrence.

“Environmental Law” means any Applicable Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Applicable Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Filing Party” has the meaning set forth in Section 7.3(a).

“Governmental Authority” means the United States government, all state and local governments within the United States, and all agencies thereof, or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel (public or private) or similar entity or subdivision thereof, including any stock exchange, or any other Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Applicable Law.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.

“Healthcare Reform Laws” has the meaning set forth in Section 5.16(h).

“Indebtedness” means, with respect to any Person and without duplication, as of the date of determination (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under leases that are required to be capitalized on the books and records of such Person in accordance with consistent accounting principles, (v) all obligations in respect of bankers acceptances or letters of credit, in each case, to the extent drawn and payable thereunder, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) obligations under operating leases or (ii) bankers’ acceptances and similar instruments to the extent undrawn.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Knowledge of the Contributors” means (i) with respect to RS, the actual knowledge of the persons named in Section 1.1(a) of the Contributor/Contributed Entity Disclosure Letter after reasonable inquiry.

“Lake Louise Trust” has the meaning set forth in the Preamble.

“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether determined or determinable, whether disputed or undisputed, whether liquidated or unliquidated, whether due or to become due and whether in contract, tort, strict liability or otherwise), including any liability for Taxes.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under Securities Laws.

“Losses” has the meaning set forth in Section 11.2(a).

“M. Hanks” has the meaning set forth in the Preamble.

“Maryland Courts” has the meaning set forth in Section 12.10(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“OP Unit Consideration” has the meaning set forth in Section 2.2(a).

“OP Units” has the meaning set forth in Section 2.2(a).

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Organizational Documents” means the articles of incorporation or certificate of formation, bylaws or operating agreement or equivalent organizational or governing documents of a Person.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) Liens that are disclosed on Section 5.10(a) the Contributor/Contributed Entity Disclosure Letter; (v) Liens arising pursuant to any Contributed Entity Material Contract; (vi) with respect to the Contributed Entity Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (vii) Liens that were incurred in the ordinary course of business since December 31, 2023 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of any Contributor or Contributed Entity and its respective subsidiaries, taken as a whole; (viii) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Applicable Laws or to secure public or statutory obligations; (ix) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Contributed Entity Properties; (x) Liens related to matters of recorded plats with respect to the Contributed Entity Properties; (xi) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the Contributed Entity Properties and (xii) Liens arising pursuant to non-exclusive licenses to Intellectual Property.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint venture other entity or group (as defined in Section 12(d)(3) of the Exchange Act).

“PPM” has the meaning set forth in the Merger Agreement.

“Proceeding” means any legal, administrative, arbitral or other proceedings, investigations, examinations, audits, complaints, charges, hearings, claims, demands, suits or actions.

“Receiving Party” means a Party or any Representative of such Party that receives Confidential Information from a Disclosing Party.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Reviewing Party” has the meaning set forth in Section 7.3(a).

“RS” has the meaning set forth in the Preamble.

“RS Advisor” has the meaning set forth in the Preamble.

“RS Advisor Equity Interests” has the meaning set forth in the Recitals.

“RS Advisor Holdings” has the meaning set forth in the Preamble.

“RS Board” has the meaning set forth in the Recitals.

“RS Disclosure Letter” has the meaning set forth in Article 6.

“RS Fundamental Representations” means the representations and warranties contained in Section 6.1; Section 6.2; Section 6.3(a); Section 6.5; and Section 6.7.

“RS Parties” has the meaning set forth in the Preamble.

“RS Property Manager” has the meaning set forth in the Preamble.

“RS Property Manager Interests” has the meaning set forth in the Recitals.

“RS Representatives” has the meaning set forth in Section 7.2(a).

“RS Solicitation Materials” has the meaning set forth in the Merger Agreement.

“RSM” has the meaning set forth in the Preamble.

“RSM Equity Interests” has the meaning set forth in the Recitals.

“RSOP” has the meaning set forth in the Preamble.

“RSOP General Partner Unit” means “General Partner Unit” as defined in the RSOP OP Agreement.

“RSOP LTIP UNIT” means “LTIP Unit” as defined in the RSOP OP Agreement.

“RSOP OP Agreement” means the Agreement of Limited Partnership of RSOP, dated May 7, 2021, as amended on January 1, 2023, August 1, 2023, and October 1, 2024 and by any subsequent amendment.

“RSOP Partnership Agreement” means the Agreement of Limited Partnership of RSOP, dated May 7, 2021, as amended on January 1, 2023, August 1, 2023, and October 1, 2024 and by any subsequent amendment.

“RSOP Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the RSOP OP Agreement.

“RSPM Holdings” has the meaning set forth in the Preamble.

“Securities Act” has the meaning set forth in Section 2.2(b).

“Securities Laws” means the Securities Act, the Exchange Act, state “blue sky” securities Applicable Laws and all similar foreign securities Applicable Laws, and the rules and regulations promulgated thereunder.

“Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the RSOP Partnership Agreement.

“Special Limited Partner Interest Put Right” has the meaning set forth in Section 3.1(c).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity of which such Person (i) owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or managers or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity or (ii) has any arrangement, understanding or agreements entitling such Person to vote as a general partner or for the election of a majority of the board of directors or managers or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, social security, severance, excise, environmental, ad valorem, profits, intangibles, franchise, value added, alternative or add-on minimum, estimated and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

Exhibit B

ALLOCATION OF OP UNIT CONSIDERATION

B-1